Exhibit 10.28

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 16, 2014 (the “Effective Date”), by and between ELGIN REALTY COMPANY, LLP, a New Jersey limited liability partnership, having an address at 640 Frelinghuysen Avenue, Newark, NJ 07114 (“Seller”), and IPT ACQUISITIONS LLC, a Delaware limited liability company, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (defined below), located at 640 Frelinghuysen Avenue, City of Newark, County of Essex, State of New Jersey, and which is more particularly described on Schedule A attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

AGREEMENT

ARTICLE I

Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on Schedule B to this Agreement.

ARTICLE II

Purchase and Sale of the Property

2.1 Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) for the Property shall be equal to $20,000,000.00, subject to adjustment as hereinafter provided. The Purchase Price shall be payable as follows:

(a) Deposit. On or before the 1st Business Day after the Effective Date, Buyer shall deliver by wire transfer to the order of Escrow Agent the amount of $500,000.00 (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the “Deposit”) to Escrow Agent. Escrow Agent shall deposit and hold the Deposit pursuant to the provisions of Article XIV. The Deposit shall be retained by Seller or returned to Buyer in accordance with the terms and conditions of this Agreement.

(b) Balance. The balance of the Purchase Price (after crediting the Deposit, subject to prorations and adjustments in accordance with Article XII and elsewhere in this Agreement), shall be paid on the Closing Date.

ARTICLE III

Seller’s Deliveries

Seller shall, on or before the 2nd Business Day after the Effective Date, at Seller’s sole cost and expense, deliver, or cause to be delivered (which may include “delivery” pursuant to an on-line data site), to Buyer the following (collectively, the “Seller’s Deliveries”): (a) a list of all Contracts related to the operation and maintenance of the Property (collectively the “Contract List”); (b) copies of the Tenant Lease, Contracts, and Plans and Records; and (c) copies of all other documents identified in Schedule E which are within Seller’s Possession or Reasonable Control.

ARTICLE IV

Investigation of the Property

4.1 Inspection of Property. At all reasonable times during the period commencing on the Effective Date and ending on the Closing Date or earlier termination of this Agreement, Buyer, and its employees, agents, consultants and representatives shall be entitled, at Buyer’s sole cost and expense and upon not less than two business days’ prior notice to Seller (which notice may be solely by email), to investigate and evaluate the Property, all Seller’s Deliveries, and any other aspects or characteristics of the Property. Such right of investigation shall include the right to (a) enter the Property subject to the rights of Tenant, and have made, at Buyer’s expense, any studies, tests or inspections of the Property as Buyer may deem necessary or appropriate which are physically non-invasive, and (b) review the Tenant Lease and all other Property files. Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings made by or at Buyer’s direction; provided, however, that Seller’s representative shall be present in connection with any physical inspection of the Property and any tenant interviews (unless Seller waives its right to be present or fails to make its representative reasonably available); and in such event, Seller agrees to reasonably cooperate to make such representative available. Buyer shall not conduct a Phase II environmental audit without Seller’s prior written approval, which shall be in Seller’s sole discretion. In no event shall Buyer engage a Licensed Site Remediation Professional to conduct any inspection or due diligence with respect to the Property.

4.2 Conduct of Buyer’s Investigation. Buyer shall (i) use commercially reasonable efforts to conduct its investigations at the Real Property in a manner that minimizes disruption to the tenants or to Seller’s operation of the Real Property, and (ii) indemnify, hold harmless and defend Seller from any Losses to the extent caused by Buyer’s physical investigations under Section 4.1, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Real Property by Buyer or its consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Real Property arising from, or related to, matters discovered by Buyer during its investigation of the Real Property. In addition, if this Agreement is terminated, Buyer shall repair any damage to the Real Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the Real Property by Buyer or its consultants or agents, or to repair or restore any latent condition discovered by Buyer or its consultants or agents (as long as Buyer or its consultants or agents take reasonable steps not to exacerbate such condition once discovered by Buyer). On and after the Effective Date and during its performance of any investigations at the Real Property, Buyer shall maintain (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage which shall include pollution coverage, and (b) worker’s compensation insurance for all of its employees. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies. Simultaneously with the execution of this Agreement Buyer has delivered a Certificate of Insurance to the foregoing effect naming Seller as an additional insured.

4.3 Buyer’s Termination Right. Buyer shall have the right at any time during the period commencing on the Effective Date and ending on the 30th day after the Effective Date (the “Inspection Period”) to terminate this Agreement in its sole and absolute discretion; provided, however, that the Inspection Period will be extended on a day-for-day basis, up to a maximum of five days, for each day that Seller’s Deliveries have not been delivered or made available to Buyer in accordance with Article III. If Buyer delivers a written notice to Seller exercising its termination right hereunder on or before the expiration of the Inspection Period, then (a) Escrow Agent shall return the Deposit to Buyer, (b) Seller shall be responsible for the charges of Escrow Agent (except as otherwise set forth in the Escrow Agreement), (c) Buyer shall be responsible for the charges of the Title Company, and (d) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If Buyer fails to deliver written notice exercising its termination right under this Section 4.3, then the Deposit shall be non-refundable, except as otherwise set forth in this Agreement.

ARTICLE V

Title

5.1 Buyer’s Objections and Resolutions of Buyer’s Objections. Prior to the Effective Date, Buyer has ordered from the Title Company, at its sole cost and expense, a current ALTA title insurance commitment for the Property, including copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”). Prior to the Effective Date, Buyer has also ordered, at its sole cost and expense, a survey of the Real Property (the “Survey”), prepared by a surveyor selected by Buyer, and certified to Buyer (and/or its assignee), any lender specified by Buyer and the Title Company. Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated on or after the Effective Date, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional matter disclosed or contained (each, a “New Title Document Matter”) in any such update of the Title Documents (notwithstanding the passage of the Inspection Period). If Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Buyer (in Buyer’s sole and absolute discretion) within the lesser of 5 Business Days following receipt by Seller of a New Buyer Objection or the Closing Date, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to Closing without any adjustment in the Purchase Price, (ii) terminate this Agreement and receive a return of the Deposit or (iii) in the event the New Title Document Matter was caused by a breach of a covenant or representation of Seller under this Agreement, Buyer may exercise its rights and remedies under Section 13.1 of this Agreement. Notwithstanding anything contained herein the contrary, by written notice to Buyer given prior to the Closing Date, Seller shall be entitled to reasonable adjournments of the Closing Date, not to exceed 30 days in the aggregate, to cure any (a) New Buyer Objections, (b) Mandatory Cure Liens and (c) Other Liens.

5.2 Permitted Exceptions. The exceptions to title disclosed in the Title Commitment, including any standard printed exceptions that the Title Company will not omit, other than (a) those title exceptions to which Buyer has tendered an objection in a New Buyer Objection which are not subsequently cured or waived and (b) any delinquent taxes or assessments, shall be the “Permitted Exceptions” hereunder. Furthermore, (A) the matters set forth on Schedule D shall constitute Permitted Exceptions for all purposes hereunder and (B) Buyer agrees that Buyer shall not be permitted to deliver a New Buyer Objection to either that certain Easement contained in Deed Book 4201, Page 197 or that certain Right of Way in Deed Book 4900, Page 140. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove (i) Mandatory Cure Liens and (ii) any and all Other Liens affecting the Property which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing), and such Mandatory Cure Liens and Other Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects thereto); provided, however, Seller shall not be obligated to expend more than $220,000.00 in connection with the discharge and removal of the Other Liens (unless such Other Liens were caused by a breach of a covenant or representation of Seller under this Agreement). In the event the cost to discharge and remove the Other Liens would exceed $220,000.00 (and Seller, prior to Closing, does not agree to pay the entire cost to so discharge and remove such Other Liens), Buyer shall have the right either to (A) waive such Other Liens and proceed to Closing with a credit against the Purchase Price in the amount of $220,000.00, in which event such Other Liens shall constitute Permitted Exceptions and Seller shall provide Buyer with a credit against the Purchase Price in the amount of $220,000.00, or (B) terminate this Agreement (in addition to exercising any other remedies that Buyer may have under this Agreement if such Other Liens were caused by a breach of a covenant or representation of Seller under this Agreement), in which event, (a) Escrow Agent shall return the Deposit to Buyer, (b) Seller shall be responsible for the charges of Escrow Agent (except as otherwise set forth in the Escrow Agreement), (c) Buyer shall be responsible for the charges of the Title Company, and (d) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). At or prior to Closing, Seller shall fulfill requirements 6, 14, 15 and 16 set forth in Schedule B – Section I of the Title Commitment.

5.3 Issuance of Title Policy. Delivery of title in accordance with the foregoing provisions shall be evidenced by the willingness of the Title Company to issue to Buyer, at Closing, a current ALTA form of extended coverage owner’s policy of title insurance insuring good, marketable, insurable title to the Real Property in Buyer or its assignee in the amount of the Purchase Price, subject only to the Permitted Exceptions and with all endorsements agreed to by Buyer in satisfaction of the items raised in any New Objection Notice (the “Title Policy”).

ARTICLE VI

Seller’s Representations and Warranties

Seller represents, warrants and covenants to Buyer as follows as of the Effective Date and Closing (collectively, “Seller’s Representations”):

6.1 Authority. Seller is a limited liability partnership, duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which the Property is located. Seller never has existed or operated under any other name except that it was formed under the name Elgin Realty Urban Renewal Co. Seller has made all filings necessary in the state in which the Property is located to own and operate the Property. Each Seller Party has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by each Seller Party in connection with entering into this Agreement, and will be taken by each Seller Party prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of a Seller Party has the legal right, power and authority to bind such Seller Party.

6.2 No Conflicts. The execution, delivery and performance by each Seller Party of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any Law to which such Seller Party or any portion of the Property is bound.

6.3 Consents; Binding Obligations. No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for any Seller Party to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for such Seller Party to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by a Seller Party are and shall be valid, legally binding obligations of and enforceable against such Seller in accordance with their terms.

6.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against any Seller Party or any general partner or managing member of any Seller Party.

6.5 Tenant Leases and Contracts.

(a) The Rent Roll is true, correct and complete in all material respects. A true, correct and complete copy of the Tenant Lease, the Personality Lease, and the Handcraft Sublease and all amendments, guaranties and other documents relating thereto are annexed hereto.

(b) Except for any parties in possession pursuant to, and any rights of possession granted under, the Tenant Lease, the Personality Lease, and the Handcraft Sublease, there are no (i) leases or (ii) occupancies or tenancies or parties in possession of any part of the Property to which Seller or any Seller Affiliate is a party or which are based on the agreements of Seller or any Seller Affiliate or, to Seller’s Knowledge, to which Seller or any Seller Affiliate is not a party or which are based on the agreements of any party other than Seller or any Seller Affiliate. No Seller Party has granted to any party any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Neither Seller’s nor any other Seller Party’s interest in the Tenant Lease, the Handcraft Sublease or the Personality Lease, nor any of the rentals due or to become due under the Tenant Lease has been or will be assigned, encumbered or subject to any Liens at the Closing Date.

(c) Seller has no Knowledge of and has neither given nor received any written notice of default with respect to the Tenant Lease, the Handcraft Sublease or the Personality Lease.

(d) Except as expressly stated in the Rent Roll, all leasing commissions due to brokers, and all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future, excepting only the First Amendment Costs and First Amendment TI, if and to the extent the First Amendment is executed. Without limiting the foregoing, the Rent Roll and/or the First Amendment disclose all leasing commissions, and all tenant improvement obligations, concessions and other tenant inducements, which have not been paid and are now due and payable or will become payable in the future, including the initial and renewal term(s) thereof and any expansion of the space leased thereunder, excluding only the First Amendment Costs and the First Amendment TI, if and to the extent the First Amendment is executed. Except as set forth in the Rent Roll, no Seller Party has received from Tenant any notice to cancel, renew or extend the Tenant Lease. No Seller Party has collected and remitted security deposits in accordance with the Tenant Lease and Law.

(e) The Contract List required by Article III is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Tenant Lease) with respect to or affecting the Property as of the Effective Date and at Closing the Contract List shall not include those Contracts being terminated pursuant to the provisions of Section 8.2. True, correct and complete copies of all Contracts (or written descriptions of oral Contracts) shall be provided to Buyer pursuant to Article III.

(f) Seller has no Knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.

6.6 No Actions/Compliance With Laws. There are no actions, suits, proceedings or claims pending, or to Seller’s Knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of any Seller Party to consummate the transaction contemplated by this Agreement. No Seller Party has received written notice of any violations of any Laws affecting or applicable to any or all of the Property.

6.7 Hazardous Materials. No Seller Party has received written notice from any governmental entity alleging that any Seller Party is in violation of any Environmental Laws. Except as set forth in any environmental report delivered by Seller to Buyer in connection herewith, no Seller Party has, and to Seller’s Knowledge, no other person or tenant has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with all applicable Environmental Laws. To Seller’s Knowledge, there is no Environmental Claim pending or threatened with regard to the Property. Seller has provided to Buyer all written assessments, reports, data, results of investigations or audits, or other information that is in Seller’s Possession or Reasonable Control relating to the environmental matters at or the environmental condition of the Property.

6.8 Taxes and Special Assessments. No Seller Party has submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. No Seller Party has received notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

6.9 No Contractual or Donative Commitments. No Seller Party has made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

6.10 Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law. Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person. To Seller’s Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

6.11 Employees. There are no employees of any Seller Party employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of any Seller Party.

6.12 Development Agreements, Declarations and REAs. To Seller’s knowledge, the Real Property has been constructed, developed, used, operated, maintained and owned in accordance with all applicable Development Agreements and Declarations and REAs. Without limiting the foregoing, no Seller Party has received any notice under any Development Agreement or Declarations and REAs that any Seller Party is in default of its obligations thereunder, or otherwise asserting any defenses, offsets or disputes thereunder. No letters of credit, bonds, and other surety are required to be posted by any Seller Party under any Development Agreement.

Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present “as is/where is” condition with all defects, and neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters: (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, including Buyer’s intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving the Property; (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability, including any environmental restrictions; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability. Furthermore, from and after Closing, Buyer hereby releases Seller from and for any and all claims which Buyer may have against Seller by reason of any purported act or omission on the part of Seller occurring prior to the Closing Date, to the extent such claims are based upon, arise out of, or are in any way connected with any of the following: (i) the physical condition of the Property; (ii) any violation of, noncompliance with, or enforcement of Laws with respect to the Property; (iii) any use, generation, storage, release, threatened release, discharge, disposal, or presence of any Hazardous Materials on, under, or about the Real Property; or (iv) the use, maintenance, development, construction, ownership or operation of the Property; provided however, nothing contained in this Section shall (X) release Seller on account of fraud or intentional misrepresentation, or (Y) limit the Seller’s Representations or the obligations, covenants, liabilities and indemnities of Seller under this Agreement and/or in the Closing Documents or impair, restrict or limit the rights and remedies of Buyer with respect thereto (as the same may be limited pursuant to Section 15.4 hereof).

Seller’s Representations are acknowledged by Seller to be material and to be relied upon by Buyer in proceeding with this transaction, and shall be deemed to have been remade by Seller as of the Closing Date. Seller will not cause or suffer any action to be taken which would cause any of the foregoing representations or warranties to be untrue in any material respect as of the Closing Date. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes a material change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case, (a) Escrow Agent shall return the Deposit to Buyer, (b) Seller shall be responsible for the charges of Escrow Agent (except as otherwise set forth in the Escrow Agreement), and (c) Buyer shall be responsible for the charges of the Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in Section 13.1, it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement. Seller’s Representations shall survive the Closing to extent set forth in Section 15.4.

6.13 Definition of Seller’s Knowledge. With respect to Seller’s Representations, the term Seller’s Knowledge shall mean and refer to the Knowledge of Isaac Mizrahi, Managing Partner of Seller and Raymond Taylor, the CFO of Handcraft and Personality. Seller represents and warrants to Buyer that such persons are in an official position on behalf of Seller to have the information or the obligation to investigate to obtain such information and/or the responsibility on behalf of Seller for the matters and information which are the subject of Seller’s Representations. Nothing contained in this Section 6.13 shall impose any personal liability on any of the foregoing individuals.

ARTICLE VII

Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

7.1 Authority. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement, subject to Section 7.3. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby, subject to Section 7.3. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any Law to which Buyer is bound.

7.3 Consents; Binding Obligations. No approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transaction at Closing contemplated hereby; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Buyer intends to seek prior to the end of the Inspection Period. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to buyer’s knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5 Prohibited Person. Buyer is not a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, none of Buyer’s affiliates or parent entities is a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the property of or beneficially owned by a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VIII

Seller’s Undertakings Pending Closing

8.1 Operation of the Property. Until the earlier of Closing or termination of this Agreement, Seller agrees as follows:

(a) Subject to Sections 8.1(b) and 8.1(c), without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, no Seller Party shall directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, (ii) cause or permit any mortgage, deed of trust, Lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

(b) Without Buyer’s prior written approval, which may be withheld in Buyer’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer’s sole and absolute discretion thereafter, no Seller Party shall enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Property or which would be binding upon Buyer upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district; provided, however, (i) prior to expiration of the Inspection Period, Seller may enter into service or similar contracts without Buyer’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than 30 days notice from the owner of the Property and is disclosed promptly in writing to Buyer; and (ii) Seller may enter new Tenant Leases pursuant to Section 8.1(c).

(c) Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, no Seller Party shall (i) enter into any new lease (each, a “New Lease”) for any portion of the Property, (ii) terminate the Tenant Lease, or (iii) extend, amend, renew or replace the Tenant Lease, expand the space leased by a Tenant thereunder or grant any voluntary consent under the Tenant Lease (each, a “Lease Renewal”). If Seller desires to enter into a New Lease or Lease Renewal after the Effective Date, it shall give written notice (the “New Lease Request”) to Buyer and include the following information and documents with such New Lease Request: (i) the name of the proposed or existing Tenant, (ii) identification of the portion of the Property that is the subject of the New Lease or Lease Renewal, (iii) a summary of the material terms of the New Lease or Lease Renewal, including base rent, reimbursement of operating expenses, security deposit, guaranties or other credit enhancement, concessions, proposed tenant improvements and tenant improvement allowance, term, renewal options, early termination rights, permitted uses, and exclusive rights, (iv) a copy of the proposed New Lease or Lease Renewal and all exhibits thereto, and (v) financial information regarding the proposed or existing Tenant. If Buyer fails to respond to any New Lease Request within 5 Business Days after receipt thereof, Buyer shall be deemed to have denied the request to enter into such New Lease or Lease Renewal. Notwithstanding the foregoing, Buyer acknowledges that Seller is currently negotiating the First Amendment and that, prior to the Closing Date, Seller shall be permitted to enter into the First Amendment substantially in the form attached hereto as Exhibit D and containing either the Option A Terms or the Option B Terms and otherwise in a form acceptable to Buyer in Buyer’s sole and absolute discretion. From and after the Effective Date, Seller shall keep Buyer reasonably informed as to the progress of such negotiations and shall supply Buyer with copies of any drafts of the First Amendment as and when exchanged, for Buyer’s review and approval. Buyer shall promptly review and provide to Seller, with reasonably detailed specificity, any objections and comments to any drafts of the First Amendment submitted to it by Seller and shall otherwise reasonably cooperate with Seller in connection with the review and approval of the First Amendment. Seller shall incorporate such Buyer’s comments prior to submitting any drafts of the First Amendment to Tenant. In the event Seller and Tenant have agreed upon the final form of the First Amendment, Seller shall submit the same to Buyer for approval, which approval may be withheld in Buyer’s sole and absolute discretion; provided, however, Buyer acknowledges that it has previously approved the form of the First Amendment attached hereto as Exhibit D and the Option A Terms or the Option B Terms. If Buyer fails to respond to any draft of the First Amendment (including the final draft) within 5 Business Days after receipt thereof, Buyer shall be deemed to have approved such draft. Upon Buyer’s approval of the First Amendment, the parties hereto shall acknowledge in writing the final form of the First Amendment. Seller shall deliver to Buyer a copy of the executed First Amendment promptly following execution and delivery thereof. Prior to Closing, Seller shall fully and finally (x) pay all First Amendment Costs and (y) complete, and pay for, all First Amendment TI. The parties acknowledge that the First Amendment may be executed simultaneously with or just prior to the Closing.

(d) Seller shall remove the Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

(e) Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with Seller’s past practice and all applicable Laws. Seller shall maintain and/or cause Personality and Handcraft to maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(f) No Seller Party shall remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value. Should any material equipment, fixtures or services fail between the Effective Date and the Closing Date, Seller shall be responsible for the repair or replacement of such equipment, fixtures or services with a new unit of similar size and quality, or at Buyer’s option, Seller shall give Buyer an equivalent credit towards the Purchase Price at the Closing.

(g) No Seller Party shall accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date. Other than actions against a Tenant that do not seek eviction, No Seller Party shall commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Buyer.

The provisions of this Section 8.1 shall survive the Closing.

8.2 Termination of Contracts and Employees.

(a) Seller agrees to terminate by written notice to the other party thereto and as otherwise required pursuant thereto, effective as of the Closing, (i) any Contracts binding upon or relating to property in addition to the Real Property and (ii) all of the Contracts (including, without limitation, those executed pursuant to Section 8.1(b)) that Buyer does not, by written notice to Seller given on or prior to the expiration of the Inspection Period, elect to assume. All Contracts that Buyer elects to assume by written notice to Seller given on or prior to the expiration of the Inspection Period shall be identified on Schedule C to Exhibit C and no other Contracts shall be identified thereon. With respect to any Contracts which Buyer requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Contract which is terminated or not assumed hereunder.

(b) Any property management and leasing contracts for the Property shall be terminated prior to the Closing. All employees of any Seller Party and any Seller Party’s property managers and leasing agents shall have their employment at the Property terminated and shall be paid current by Seller through Closing, including accrued vacation and other benefits. Seller shall be responsible for, and indemnify, protect, hold harmless and defend Buyer with respect to, any Losses arising from any WARN Act claims. Buyer shall have the right to interview any employees of Seller or Seller’s property managers at the Property for employment at the Property.

The provisions of this Section 8.2 shall survive the Closing.

8.3 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $250,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking, is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) a casualty or condemnation occurs that is reasonably estimated to result in loss of rental income after Closing in excess of $400,000.00, or (d) Tenant has the right to terminate the Tenant Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain, and Tenant fails to waive such right (any event under subsections (a) through (d) of this Section 8.3 being a “Material Change”), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) on or before the 30th day after Buyer receives written notice of such destruction, taking or threatened taking, unless, (x) in the case of a Material Change under subsection (a) of this Section 8.3, Seller notifies Buyer in writing no later than 3 Business Days following delivery of the Material Event Termination Notice that Seller will provide Buyer a credit against the Purchase Price in the amount of the damage in excess of $250,000.00 (such credit as mutually agreed upon by Buyer and Seller, each acting in good faith and in a commercially reasonable manner, the “Material Damage Credit”) or (y) in the case of a Material Change under subsection (c) of this Section 8.3, Seller notifies Buyer in writing no later than 3 Business Days following delivery of the Material Event Termination Notice that Seller will provide Buyer a credit against the Purchase Price in the amount of the loss of rental income after Closing in excess of $400,000.00 (such credit as mutually agreed upon by Buyer and Seller, each acting in good faith and in a commercially reasonable manner, the “Material Rent Loss Credit” and, together with the Material Damage Credit, the “Material Event Credit”), whereupon, in each case, the Material Event Termination Notice given as a result of a Material Change under either subsection (a) or (c) of this Section 8.3 shall be null and void and Seller shall provide such credit(s) at Closing; provided, however, in the event the amount of the proposed Material Event Credit exceeds $2,000,000.00, Buyer may, in its sole and absolute discretion, either accept the Material Event Credit or decline to accept the same by written notice given to Seller prior to the Closing Date and, (1) in the event Buyer notifies Seller that Buyer accepts the Material Event Credit, the Parties shall proceed to Closing in accordance with this Section 8.3 and (2) in the event Buyer notifies Seller that Buyer does not accept the Material Event Credit or fails to provide notice prior to the Closing Date, the Material Event Termination Notice shall remain in effect and this Agreement shall terminate in accordance with this Section 8.3. Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 30-day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 30-day period or such Material Event Termination Notice is voided as provided in this Section 8.3, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign (or cause to be assigned) to Buyer the proceeds of any insurance policies payable to any Seller Party (or shall assign (or cause to be assigned) the right or claim to receive such proceeds after Closing), or such Seller Party’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount and/or the Material Event Credit shall be a credit against the Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section and such Material Event Termination Notice is not voided pursuant to this section, (a) Escrow Agent shall return the Deposit to Buyer, (b) Seller shall be responsible for the charges of Escrow Agent (except as otherwise set forth in the Escrow Agreement), (c) Buyer shall be responsible for the charges of the Title Company, and (d) this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). No Seller Party shall settle or compromise any insurance claim or condemnation action without the prior written consent of Buyer which shall not be unreasonably withheld or delayed, and Buyer shall have the option to participate in any such claim or action. Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing. The provisions of this Section 8.3 shall survive the Closing.

8.4 Risk of Loss. Notwithstanding anything to the contrary herein, Seller shall maintain risk of loss of the Property until the actual time of Closing, after which time the risk of loss shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance thereafter.

8.5 Estoppels. No later than 10 days after the Effective Date, Seller shall request an estoppel certificate from Tenant (and any guarantor of Tenant’s obligations under the Tenant Lease) in the form attached hereto as Exhibit E (“Tenant Estoppel Certificate”) or, if Tenant is unwilling to execute such form, then the form attached to the Tenant Lease. Seller shall use commercially reasonable efforts to obtain and deliver the Tenant Estoppel Certificate to Buyer on or before 3 Business Days prior to Closing. The Tenant Estoppel Certificate shall be dated no earlier than 30 days prior to the Closing Date and shall reflect the terms of the First Amendment. Seller shall provide Buyer with an opportunity to review the Tenant Estoppel Certificate prior to submitting same to Tenant, and shall copy Buyer on its correspondence to Tenant transmitting the Tenant Estoppel Certificate. Seller shall deliver the Tenant Estoppel Certificate received from Tenant to Buyer promptly upon Seller’s receipt. The Tenant Estoppel Certificate shall not show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

8.6 SNDA and Third Party Estoppels. Seller shall timely request (and, in any event, no later than 5 Business Days following receipt of the form(s) for same from Buyer) each of the following from the applicable parties thereunder:

(a) a subordination, non-disturbance and attornment agreement from Tenant in form and substance required by the Buyer’s lender, to the extent same is required by such lender (the “Tenant SNDA”).

(b) estoppel certificates from all parties (other than Seller) to each REA in the form reasonably requested by Buyer during the Inspection Period (the “Additional Estoppel Certificates”) or such form as may be required under the applicable REA (together with such additional certifications as may reasonably be requested by Buyer during the Inspection Period).

8.7 Handcraft Sublease and Personality Lease. Not later than 10 days following the Effective Date, Seller shall vacate the Property and shall cause Personality and Handcraft and any other Seller Affiliate to vacate the Property, remove any personal property of any Seller Affiliate (excluding the mezzanines existing in the Property as of the Effective Date) and leave the Property so occupied by any Seller Affiliate in broom clean condition. Prior to Closing, (a) Seller shall execute and deliver, and shall cause Personality to execute and deliver, the Personality Surrender Agreement and Seller shall deliver a copy of the executed Personality Surrender Agreement to Buyer, (b) Seller shall execute and deliver, and shall cause Handcraft to execute and deliver, the Handcraft Surrender Agreement and Seller shall deliver a copy of the executed Handcraft Surrender Agreement to Buyer and (c) Seller shall cause any and all right, title and interest of Personality in the Property, including, without limitation, Personality’s right, title and interest in and to the Tenant Lease, to be transferred and assigned to, and vested solely in, Seller. Seller hereby agrees to indemnify, protect, hold harmless and, if requested by Buyer in Buyer’s sole and absolute discretion, defend (with counsel of Buyer’s choosing) Buyer, its successors and assigns, from any and all Losses to the extent arising out of or in connection with the Handcraft Sublease and/or the Personality Lease. The provisions of this Section 8.7 shall survive the Closing.

ARTICLE IX

Buyer’s Obligation to Close

9.1 Buyer’s Conditions. Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described in Section 5.3 and Seller shall have cured such items, if any, set forth in New Objection Notice and/or that Seller is obligated to cure in accordance with Section 5.1.

(b) Accuracy of Representations. All of the representations and warranties made by Seller in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date in all material respects, and Seller will so certify;

(c) Seller’s Performance. Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the Closing;

(d) No Liens. The Property, including the Personal Property, shall be conveyed free and clear of all Liens, except Permitted Exceptions;

(e) Consents. All consents required to effect the transaction shall have been obtained by Seller;

(f) Tenant. Tenant shall not have terminated, or given notice of intent to terminate, the Tenant Lease pursuant to the terms of the Tenant Lease or otherwise. Tenant, shall not have vacated, abandoned, ceased operations or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding;

(g) Estoppel. Seller shall have delivered to Buyer the Tenant Estoppel Certificate from Tenant;

(h) Surrender Agreements. Seller and Personality shall have executed and delivered the Personality Surrender Agreement and Seller shall have delivered a copy of the executed Personality Surrender Agreement to Buyer. Handcraft and Personality shall have executed and delivered the Handcraft Surrender Agreement and Seller shall have delivered a copy of the executed Handcraft Surrender Agreement to Buyer; and

(i) Compliance Certificate. Seller shall have delivered the Compliance Certificate to Buyer.

9.2 Failure of Conditions. If any condition specified in Section 9.1 (a), (g), (h) or (j) is not satisfied on or before the Closing Date, either Buyer or Seller may extend the Closing Date for a sufficient time (but not to exceed 30 days) within which to cure or satisfy such condition and if Seller elects to extend the Closing Date, Seller shall immediately commence prosecution of such cure or satisfaction and if any condition specified in any other provisions of this Article IX is not satisfied on or before the Closing Date, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case, (a) Escrow Agent shall return the Deposit to Buyer, (b) Seller shall be responsible for the charges of Escrow Agent (except as otherwise set forth in the Escrow Agreement), and (c) Buyer shall be responsible for the charges of the Title Company. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Buyer may pursue any of its remedies under Section 13.1.

ARTICLE X

Seller’s Obligation to Close

10.1 Seller’s Conditions. Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Accuracy of Representations. All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer will so certify; and

(b) Buyer’s Performance. Buyer shall have, in all material respects, (i) performed all covenants and obligations and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Buyer on or before the Closing Date, including, without limitation, payment of the balance of the Purchase Price, or each such covenant, obligation and condition shall be waived by Seller in writing and in its sole and absolute discretion prior to Closing.

10.2 Failure of Conditions. If any condition specified in Section 10.1 is not satisfied on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Buyer in which case (a) Escrow Agent shall pay the Deposit to Seller, (b) Seller shall be responsible for the charges of Escrow Agent (except as otherwise set forth in the Escrow Agreement), and (c) Buyer shall be responsible for the charges of the Title Company. Notwithstanding the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under Section 13.2.

ARTICLE XI

Closing

11.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before 3:00 p.m. (EST) on the Closing Date through an escrow with Escrow Agent, whereby Seller, Buyer and their attorneys need not be physically present and may deliver documents by overnight air courier or other means. The “Closing Date” shall be 5 days after the expiration of the Inspection Period. Anything to the contrary contained herein notwithstanding, the Closing is not contingent upon Buyer obtaining any financing; provided, however, the foregoing shall in no event limit the terms of Section 4.3 and the rights of Buyer thereunder.

11.2 Deliveries at Closing by Seller. On or before the Closing, Seller, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller at the Closing:

(a) Deed. Seller shall deliver an original duly executed and acknowledged bargain and sale deed with covenant against grantor’s acts (the “Deed”), in the form attached hereto as Exhibit A, conveying good and insurable fee simple title to the Property to Buyer, free of all Liens but subject only to the Permitted Exceptions.

(b) Bill of Sale and General Assignment. Seller shall deliver two duly executed originals of a bill of sale and general assignment (and other instruments of conveyance, including, by way of example only, articles of transfer, as may be required to convey personal property), in the form attached hereto as Exhibit B (the “Bill of Sale”), conveying good and marketable title to such Personal Property, Permits, Plans and Records and Intangible Property to Buyer, free and clear of all Liens but subject to the Permitted Exceptions.

(c) Assignment of Lease and Contracts. Seller shall deliver two duly executed counterparts of an assignment and assumption of lease and contracts in the form attached hereto as Exhibit C (the “Assignment of Lease and Contracts”), assigning to Buyer all of Seller’s right, title and interest in and to the Tenant Lease and Contracts (if any are approved by Buyer).

(d) Proof of Authority. Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Company.

(e) Non-Foreign Affidavit. Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to Buyer and the Title Company. If Seller does not furnish such Non-Foreign Affidavit, Buyer may withhold (or may direct Title Company to withhold) from the cash funds payable to Seller pursuant to this Agreement at Closing, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by Section 1445(a) of the Code and the regulations promulgated thereunder. Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state and local law. If Seller fails to execute the appropriate documents under this subsection, or the transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by Law) from proceeds otherwise to be paid to Seller at the Closing.

(f) Title Affidavits. Seller shall execute and deliver to the Title Company such agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy as described in Section 5.3, including as may be required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to the Title Policy, including, without limitation, the exceptions related to the parties in possession and mechanic’s lien, provided that Seller shall not be required to execute and deliver to the Title Company any agreements or statements to facilitate the issuance of any other endorsements unless Seller specifically agrees to provide such endorsements.

(g) Updated Rent Roll and Contract List. Seller shall deliver a duly executed original certification that the Rent Roll and Contract List are true, correct and complete as of the Closing Date.

(h) Closing Statement. Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement (the “Closing Statement”).

(i) Other Documents. Seller shall, as reasonably requested the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.3 Deliveries at Closing by Buyer. On or before the Closing, Buyer, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the Closing:

(a) Purchase Price. Buyer shall deliver to Escrow Agent for delivery to Seller cash, in an amount equal to the Purchase Price as provided in Section 2.2, subject to the credits set forth in this Agreement and the adjustments described in Article XII.

(b) Bill of Sale and General Assignment. Buyer shall deliver two duly executed counterparts of the Bill of Sale.

(c) Assignment of Lease and Contracts. Buyer shall deliver two duly executed counterparts of the Assignment of Lease and Contracts.

(d) Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.

(e) Closing Statement. Buyer shall deliver two duly executed counterparts of the Closing Statement.

(f) Other Documents. Buyer shall, as reasonably requested by the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.4 Other Deliveries at Closing. Prior to Closing, Seller shall deliver possession of the Property to Buyer free of possession by Seller, Personality and Handcraft and any other Seller Affiliate. Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:

(a) Intangible Property. Seller shall deliver the originals of the Plans and Records, Tenant Leases, Contracts, Permits and Intangible Property to the extent in Seller’s Possession or Reasonable Control or, if not available copies thereof.

(b) Warranties. Seller shall transfer to Buyer all warranties for the benefit of the Property, including, without limitation, any roof warranty, if in Seller’s Possession or Reasonable Control.

(c) Personal Property. Seller shall deliver the Personal Property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to the Improvements.

(d) Tenant Notification Letter. Seller shall deliver a tenant notification letter, in a form reasonably provided by Buyer and duly executed by Seller, notifying Tenant under the Tenant Lease that the Property has been conveyed to Buyer and directing Tenant to make all payments of rent and to send any notices or other correspondence regarding the Tenant Lease to the persons and addresses to be determined by Buyer and specified in each such letter, on and after the Closing Date.

(e) Letters to Contractors. Seller shall deliver a letter to each vendor, to the extent Buyer has agreed to assume such vendor’s Contract, and each utility company serving the Property, in a form reasonably satisfactory to Buyer, duly executed by Seller, advising them of the sale of the Property to Buyer and directing them to send to Buyer all bills for the services provided to the Property for the period from and after the Closing Date.

(f) Termination of Contracts. Seller shall deliver to Buyer termination agreements or other evidence reasonably satisfactory to Buyer that any Contracts which Buyer has elected not to assume have been terminated effective upon the Closing Date and at no cost to Buyer or to the Property.

ARTICLE XII

Prorations and Closing Expenses

12.1 Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due at Closing pursuant to Section 2.2 shall be adjusted as of the Closing Date in accordance with the provisions set forth in this Section 12.1. Buyer and Seller agree to prepare a proration schedule (the “Proration Schedule”) of adjustments 5 Business Days prior to Closing. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at Closing. Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing Date. For purposes of calculating prorations and the Proration Schedule, Buyer shall be deemed to be title holder of the Property, and therefore entitled to the revenue and responsible for the expenses, after 12:00 a.m. on the Closing Date.

(a) Taxes. All non-delinquent real and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing Date based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments. Prior to Closing, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency. All assessments, for all special improvements installed prior to the date hereof shall, at Buyer’s option, either be (i) paid by Seller at Closing, or (ii) credited against the Purchase Price.

(b) Revenue and Expenses.

(i) All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, Operating Expense pass-throughs (except as provided in Section 12.1(b)(vi)) or other sums and charges payable by Tenant under the Tenant Lease), revenue (including any and all fees or other compensation paid to any Seller Party under any Contract or the Tenant Lease to be assumed by Buyer, whether paid monthly, upon contract execution or otherwise, as consideration for such Seller Party entering into such Contract or the Tenant Lease) and expenses from any portion of the Property shall be prorated as of the Closing Date (based on a 365 day year). Buyer shall receive all rent and revenue accruing from and after the Closing Date (including, as a credit against the Purchase Price, the sum of any rentals already received by any Seller Party attributable to the period from and after the Closing Date and any rent concessions which accrue to Tenant from and after the Closing Date). Seller shall receive rent and revenue accruing prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be entitled to a credit for any prepaid expenses which do not benefit Buyer after Buyer acquires the Property. Further, notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to Closing or for delinquent rents existing, if any, as of the Closing Date. Although no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, Buyer shall pay Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to Closing until such time as Tenant is current in the payment of all rent and other sums accruing from and after the Closing Date. For a period of 90 days after the Closing, Buyer agrees to bill Tenant for all past due rents that are accrued but unpaid as of the Closing; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (B) Buyer may deduct any of its reasonable costs of collection from any amounts due Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate the Tenant Lease. Seller may take reasonable action to collect any delinquent rents provided that no Seller Party may commence any legal action against Tenant seeking termination of the Tenant Lease and no Seller Party may commence any other legal action against Tenant prior to the date which is 30 days after Closing.

(ii) The readings and billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary. At Buyer’s sole option, (A) Buyer may assume any deposit(s) for any or all utility(ies), and Seller shall receive a credit for such deposit(s) at Closing, or (B) Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property of the sale as of the Closing. Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

(iii) No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(iv) At Closing, Buyer shall receive as a credit against the Purchase Price in an amount equal to the sum of: (A) Tenant Deposits, including all security, damage or other deposits required to be paid by any of Tenant to secure its obligations under the Tenant Lease, together, in all cases, with any interest payable to Tenant thereunder as may be required by the Tenant Lease or Law (or in lieu of such credit same may be transferred by Seller to Buyer); and (B) expenses and other sums owed by any Seller Party to Tenant for any work or any dispute which occurred prior to the Closing (as acknowledged in any agreement or correspondence executed by Seller or any of its agents). At the Closing and at Seller’s sole cost and expense, Seller agrees to cause the transfer to Buyer of any letters of credit, bonds, notes or other instruments constituting Tenant Deposits under the Tenant Lease. If any Tenant Deposit is in the form of a bond or letter of credit, then, unless and until Seller delivers to Buyer either a fully executed assignment to Buyer of the beneficial interest under such bond or letter of credit together with the bond or letter of credit issuer’s express written consent to such assignment or a full replacement for such bond or letter of credit issued by the bond or letter of credit issuer directly in favor of Buyer, the amount of such bond or letter of credit shall, at Buyer’s option, either be paid to Buyer at the Closing or credited against the Purchase Price.

(v) Intentionally Deleted.

(vi) At least 10 Business Days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenant (collectively, the “Operating Expenses”) incurred by any Seller Party from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, such Tenant’s then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the Closing Date, and any Operating Expense estimates or charges collected by a Seller Party during the same period of time and relating to Tenant, all in the form customarily submitted to Tenant (the “CAM Reconciliation”). To the extent that any Seller Party has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods on or subsequent to the Closing Date, the same shall be prorated and Buyer shall receive a credit therefor at the Closing. With respect to any monthly or periodic payments of Operating Expenses received by Buyer after the Closing allocable to Seller prior to Closing, Buyer shall promptly pay the same to Seller (subject to the provisions in Section 12.1(b)(i) for delinquent rentals). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that any Seller Party has over-collected Operating Expenses such that, if the end of the operating expense year under the Tenant Lease was the Closing Date, such Seller Party would be obligated to refund money to Tenant (an “Over Collection”), rather than collect additional money from Tenant (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within 5 Business Days after receipt from Tenant in connection with the year-end Operating Expense reconciliation process.

(vii) Seller shall be solely responsible for (x) all First Amendment Costs, (y) all First Amendment TI and (z) all tenant improvement costs, tenant incentives and leasing commissions (i) for the Tenant Lease and Lease Renewals entered into by any Seller Party or occurring prior to the Closing Date, and (ii) associated with the Tenant Lease or any other lease or occupancy agreement (whether relating to the initial or renewal term thereof or any expansion of the space leased thereunder and whenever same may be payable (now or in the future)) that are not disclosed in the Rent Roll and (x) were based on the agreements of Seller or any Seller Affiliate or (y) of which Seller had Knowledge prior to Closing. Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to the then-unpaid costs, incentives and commissions which are the responsibility of Seller under the foregoing provision, and Seller shall retain responsibility for same to the extent not so credited at Closing. Furthermore, unless Seller, prior to the Closing Date, delivers to Buyer the First Amendment duly executed and delivered by Seller and Tenant, which First Amendment fully, finally and irrevocably waives the right of Tenant to the Rent Credit from and after Closing, Seller shall pay to Buyer at Closing, as credit against the Purchase Price, an amount equal to the Outstanding Rent Credit.

(c) Liens. The amount of any monetary Lien (including all prepayment penalties) affecting the Property on the Closing Date, other than Permitted Exceptions or as a result of the actions by, through or under Buyer, shall be paid from the funds to which Seller otherwise shall be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(d) First Amendment. In the event Seller, prior to the Closing Date, delivers to Buyer the Option A First Amendment duly executed and delivered by Seller and Tenant, Buyer shall pay to Seller at Closing, as an increase to the Purchase Price, an amount equal to $700,000.00. In the event Seller, prior to the Closing Date, delivers to Buyer the Option B First Amendment duly executed and delivered by Seller and Tenant, Buyer shall pay to Seller at Closing, as an increase to the Purchase Price, an amount equal to $1,250,000.00.

(e) Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in this paragraph which shall be allocated between the parties as set forth herein. Seller shall pay (i) the cost of endorsements to the Title Policy which Seller has agreed to provide and Buyer in its sole and absolute discretion has agreed to accept in satisfaction of an item raised in any New Objection Notice, (ii) any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Property (excluding the so-called Mansion Tax), (iii) the cost of discharging any Liens against the Property and recording any instruments in connection therewith, (iv) the cost of recording the Deed and (v) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property. Buyer shall pay (a) the premium for the Title Policy and all endorsements thereto (excluding endorsements to such Title Policy for which Seller is responsible pursuant to this Agreement or which Seller has agreed to provide and Buyer in its sole and absolute discretion has agreed to accept in satisfaction of an item raised in any New Objection Notice), (b) the cost of the Survey and (c) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property.

12.2 Settlement Sheet. At the Closing, Seller and Buyer shall execute a closing settlement sheet to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

12.3 Post Closing Adjustments. Buyer and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any revenue or expenses of the Property that are not adjusted on the settlement statement. Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing.

The provisions of this Section 12 shall survive the Closing.

ARTICLE XIII

Remedies

13.1 Breach by Seller. If Seller defaults on any provision hereof, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Seller written notice of the same. Seller shall have 5 Business Days from the receipt of such notice to cure the default. If Seller timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Seller fails to timely cure such default, Buyer, at Buyer’s option, either may: (i) terminate this Agreement, in which event (A) the Deposit shall be returned to Buyer, (B) Seller shall pay any cancellation charges of Escrow Agent and Title Company, and (C) both parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement; OR (ii) pursue and obtain specific performance of Seller’s obligations hereunder (without the necessity of proving irreparable harm or posting any security), including to convey the Property as provided herein. If Buyer elects to pursue specific performance pursuant to this Section 13.1 but specific performance as contemplated in this Section 13.1 is unavailable to Buyer as a result of any action taken by Seller, Seller shall reimburse Buyer for Buyer’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence.

13.2 Breach by Buyer. If Buyer defaults on any provision hereof, Seller, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Buyer written notice of the same. Buyer shall have 3 Business Days from the receipt of such notice to cure the default. If Buyer timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Buyer fails to timely cure such default, Seller shall be entitled to terminate this Agreement pursuant to the terms of this Section 13.2. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 13.2 DUE TO BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF, BUYER AND SELLER AGREE THAT SELLER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (INCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE DEPOSIT (INCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLER PURSUANT TO SELLER’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF. SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ IM	/s/ AK
Seller’s Initials	Buyer’s Initials

The provisions of this Section 13 shall survive the Closing.

ARTICLE XIV

Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in Schedule F attached hereto.

The provisions of this Article XIV shall survive the Closing.

ARTICLE XV

Miscellaneous

15.1 Brokers. Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than Resource Realty (the “Broker”). Buyer shall pay any and all Commissions that may be due and payable to the Broker in connection with the transactions contemplated hereby pursuant to a separate agreement with the Broker. Seller and Buyer each hereby agree to indemnify, hold harmless, protect and defend each other from any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transaction contemplated herein or any breach of any of its representations under this Section 15.1.

15.2 Expenses. Subject to the payment of Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth herein, none of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement shall survive the Closing and, following Closing, neither Party shall have, and each Party shall release the other from, any liability to the other with respect to such representations, warranties, covenants and indemnities set forth in this Agreement that do not survive the Closing. Notwithstanding the foregoing, any provision of this Agreement which requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Seller and Buyer agree that Seller’s Representations shall survive for a period of 6 months after the Closing except in the event Buyer provides Seller with written notice of any claims prior to the end of such 6-month period, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer or (iii) tolled by applicable statutes of limitation (the “Survival Period”). Except for fraud or intentional misrepresentation by Seller, (x) under no circumstances shall Seller be liable to Buyer for more than $440,000.00 (the “Seller Liability Cap”) in any individual instance or in the aggregate for all breaches of Seller’s Representations, (y) Seller shall not be liable to Buyer for any breaches of Seller’s Representations unless and until the amount of the damages claimed by Buyer as a result thereof shall equal or exceed $75,000 in the aggregate, following which Seller shall be liable for the full amount of such damages, subject to the Seller Liability Cap and (z) following the expiration of the Survival Period, Seller shall not be liable, and Buyer shall release Seller from liability, for any claims for breaches of Seller’s Representations. Notwithstanding the foregoing, the Seller Liability Cap shall not apply to attorneys’ fees incurred by Buyer if Buyer is the prevailing party in any action or proceeding based on a breach of Seller’s Representations. Notwithstanding anything contained herein to the contrary, in the event that prior to Closing Buyer obtains actual knowledge of any facts or circumstances rendering a Seller’s Representation untrue and Buyer nonetheless elects to close hereunder, Seller shall not be liable following Closing, and Buyer shall release Seller from liability following Closing, for a breach of such Seller’s Representation based on such facts or circumstances of which Buyer had actual knowledge. Solely for purposes of this Section 15.4(b), Buyer shall be deemed to have actual knowledge of all matters disclosed prior to Closing in the Title Documents, the Seller’s Deliveries delivered to Buyer by Seller pursuant to this Agreement and/or in any third party written reports obtained by Buyer in connection with the Property.

(c) Seller covenants and agrees that it shall maintain liquid assets in an amount not less than the Seller Liability Cap from the Closing Date through the end of the Survival Period. As used herein, the term “liquid assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a depository institution or trust company insured by the Federal Deposit Insurance Corporation (the long-term unsecured debt obligations of which are rated at least “A” by S&P and “A3” by Moody’s) or securities listed and traded on a recognized stock exchange or traded over the counter and listed in the NASDAQ. The provisions of this Section 15.4 shall survive the Closing.

15.5 Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

15.6 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.7 Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

15.8 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary or exchange accommodation title holder to effectuate an exchange, any assignment of the rights or obligations of such party shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.

15.9 Amendments/Waiver. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

15.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, including without limitation the Letter of Intent dated March 25, 2014, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

15.11 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties will use their best efforts to deliver originals as promptly as possible after execution.

15.12 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

15.13 Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the state in which the Property is located and each party hereto hereby consents to jurisdiction and venue in such court.

15.14 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; or (c) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) or (b). All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given by PDF or email shall be deemed given when received. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth below:

To Seller:

Elgin Realty Company, LLP

640 Frelinghuysen Avenue

Newark, New Jersey 07114

Attention: Raymond Taylor

E-mail: rayt@handcraftmfg.com

With a copy to:

Isaac Mizrahi, President

c/o Handcraft Manufacturing Corp.

34 West 33rd Street, Suite 401

New York, New York 10001

E-mail: IrwinM@handcraftmfg.com

and a copy to:

Graubard Miller

405 Lexington Avenue

New York, New York 10174

Attention: Mitchell S. Iden, Esq.

E-mail: miden@graubard.com

To Buyer:

c/o Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Thomas McGonagle

Email: tmcgonagle@industrialpropertytrust.com

With a copy to:

Joshua J. Widoff

General Counsel

Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: jwidoff@dividendcapital.com

and a copy to:

Jeremy T. Bunnow

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Email: jeremy.bunnow@bfkn.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with the Escrow Agreement.

Fidelity National Title Insurance Company

4643 South Ulster Street, Suite 500

Denver, Colorado 80237

Attention: Lindsey Mann

E-mail: lindsey.mann@fnf.com

15.15 Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to Sections and articles mean the Sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

15.16 Assignment. Buyer may not assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to any party without Seller’s written consent which can be withheld for any reason or no reason; provided, however, Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate of Buyer without Seller’s consent; provided that Buyer gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. For purposes of this Section 15.16, an affiliate of Buyer shall include (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Control Entity”), and (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC.

15.17 Attorney’s Fees. If litigation or arbitration is required by either party to enforce or interpret the terms of this Agreement, the prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.

15.18 Bulk Sales. Prior to Closing, Buyer shall comply with the requirements of the New Jersey Bulk Sales Transfer Act and Seller shall file an Asset Transfer Tax Declaration form to supplement any application by Buyer to the Division. In furtherance thereof, the parties agree (i) to timely and fully comply with N.J.S.A 54:50-38; (ii) Seller agrees to provide to Purchaser all documentation necessary for the completion of Form C-9600, Notification of Sale, Transfer or Assignment in Bulk at least 30 days prior to the anticipated date of Closing; (iii) Buyer shall submit the completed Form C-9600 with a copy of this Agreement to the Division at least 15 days prior to the anticipated date of Closing. In the event the Division notifies Buyer of a state tax claim or of amounts to be escrowed such amounts shall be withheld from the Purchase Price and held and released by Escrow Agent in accordance with N.J.S.A. 54:50-38.

15.19 Post-Closing Access to Records. Upon receipt by Seller of Buyer’s reasonable written request at anytime and from time to time within a period from the Closing until the one year after Closing, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Buyer for inspection and copying (at Buyer’s sole cost and expense).

15.20 Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least 3 Business Days prior written notice to Seller, within 75 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

15.21 Confidentiality. All of the terms and conditions of this Agreement (including the identity of Buyer and the existence of this Agreement and the Purchase Price) are confidential; provided, however, Seller and the Seller Parties shall be permitted to disclose to Tenant the identity of Buyer and the potential sale of the Property pursuant to this Agreement. Neither Seller nor Buyer shall disclose such terms and conditions or the existence of this Agreement to anyone outside of Seller or Buyer other than to each party’s respective affiliates, legal counsel and other agents and representatives including prospective partners or lenders. Notwithstanding the foregoing each party may disclose this Agreement as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission or to other governmental agencies or courts in any action to enforce this Agreement. Seller and Buyer hereby acknowledge and agree that (i) they have previously entered into the Confidentiality Agreement, (ii) the Confidentiality Agreement is in force and effect and (iii) notwithstanding anything contained in the Confidentiality Agreement to the contrary, the provisions of the Confidentiality Agreement shall terminate (and shall not survive) on the earlier of (i) April 17, 2017 or (ii) Closing.

The provisions of this Section 15 shall survive the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

SELLER:

ELGIN REALTY COMPANY, LLP,
a New Jersey limited liability partnership

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	Managing Partner

BUYER:

IPT ACQUISITIONS LLC,
a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Andrea Karp
Name:	Andrea Karp
Title:	SVP, Real Estate

Signature Page

Handcraft hereby executes this Agreement only for purposes of consenting to the terms and provisions of this Agreement relating to Handcraft and the Handcraft Sublease, including, without limitation, the termination of the Handcraft Sublease and execution and delivery of the Handcraft Surrender Agreement on of prior to Closing:

HANDCRAFT MANUFACTURING CORP.,

a New York corporation

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	President

Personality hereby executes this Agreement only for purposes of consenting to the terms and provisions of this Agreement relating to Personality and the Personality Lease, including, without limitation, the termination of the Personality Lease and execution and delivery of the Personality Surrender Agreement on of prior to Closing:

PERSONALITY HANDKERCHIEFS, INC.,

a New York corporation

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	President

Signature Page